The future of intelligent LED lighting! June 19, 2007

Terms of the Transaction Philips will pay $34 per share in cash for all shares and options Total value is approximately $791 million All outstanding options become immediately vested at the closing, and exercised at $34 per share! Pending customary regulatory approvals, transaction expected to close in the third quarter of 2007

What this means for CK Our 10 years of leadership attracted a multi-billion, multi-national corporation that will now further the CK cause through dramatically increased scale Same vision, people, technologies and product breadth - only multiplied Opportunity to realize our long-term goals at an accelerated pace Strong foundation for growth as part of the global lighting leader with tremendous international reach and brand recognition Business as usual!

What this means for you Your contributions helped build CK into the valuable asset it represents to Philips! Headquarters in Burlington will become the leading global R&D center of innovation for Philips' entire LED Luminaires business Chance to firmly put Philips' Luminaires business on the map in North America Our new name will be Philips Solid-State Lighting Solutions, with intelligent and premium LED product lines ultimately co-branded Philips/Color Kinetics Opportunity to be part of the next and biggest phase in company history... transforming the global lighting industry!

Let's make history... again! Questions?